Exhibit 21

Exhibit 21 — Subsidiaries of the registrant

The voting securities of the subsidiaries below are in case owned by Forest City Enterprises, Inc. except where a subsidiary’s name is indented, in which case that subsidiary’s voting securities are owned by the next preceding subsidiary whose name is not so indented.

	Percentage of Voting Securities	State of Incorporation /
Name of Subsidiary	Owned by Immediate Parent	Organization
Forest City Land Group, Inc.	100	Ohio
Sunrise Development Company	100	Ohio
Forest City Rental Properties Corporation	100	Ohio
Forest City Central Station, Inc.	100	Ohio
Forest City Commercial Group, Inc.	100	Ohio
820 Mission Street, Inc.	100	California
Forest City Commercial Holdings, Inc.	100	New York
Forest City East Coast, Inc.	100	New York
Forest City Fulton Street Building, Inc.	100	Ohio
Forest City N.Y. Group, Inc.	100	New York
Forest City Residential Group, Inc.	100	Ohio
Forest City Equity Services, Inc.	100	Ohio
Forest City Stapleton, Inc.	100	Colorado
Forest City Stapleton Land, Inc.	100	Colorado
Forest City Robinson Mall, Inc.	100	Delaware
FC Basketball, Inc.	100	New York
FC Short Pump Land Investment, Inc.	100	Virginia
FC Member, Inc.	100	New York
FC 8 South, Inc.	100	New York
Forest Bay, Inc.	100	Ohio
Tower City Land Corporation	100	Ohio
T.C. Avenue, Inc.	100	Ohio
Ironwood Insurance Company	100	Vermont